Exhibit 3.1

Exhibit A to Certificate of

Designations of Avatech Solutions, Inc.

CERTIFICATE OF DESIGNATIONS

SERIES E CONVERTIBLE PREFERRED STOCK

($0.01 Par Value)

of

AVATECH SOLUTIONS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Avatech Solutions, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

FIRST: That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors of the Corporation adopted the following resolutions creating a series of Three Thousand (3,000) shares of Preferred Stock, $0.01 par value per share, designated as Series E Convertible Preferred Stock:

RESOLVED:	That, pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of Article SIXTH, Section 2 of the Corporation’s Amended and Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation (the “Series E Convertible Preferred Stock”) be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series E Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be in substantially the form set forth in Exhibit A attached hereto and incorporated herein by reference, and the Original Series E Issuance Price of such shares shall be $1,000, and the Conversion Price per share shall initially be the higher of (a) 115% of the volume-weighted average closing price (“VWAP”) of the Corporation’s Common Stock on the OTC Bulletin Board (or such other trading market on which such Common Stock shall then be traded) for the 10 trading days preceding the date of issuance of the Series E Convertible Preferred Stock, or (b) 115% of the closing price of the Common Stock on the day preceding the date of issuance of the Series E Convertible Preferred Stock.

RESOLVED:	That attached to and issued with the Series E Convertible Preferred Stock, shall be a stock purchase warrant to purchase, for the Conversion Price of the Series E Convertible Preferred Stock (the “Warrant Price”), the number of shares of common stock of the Corporation, par value $0.01, as is obtained by multiplying the Original Series E Issuance Price times the number of shares of Series E Preferred Stock issued in conjunction with such warrant, and dividing the result by the Warrant Price, and that such warrants shall expire three years after the date such Series E Preferred Stock is purchased.

RESOLVED:	That the Chief Executive Officer and the Secretary of the Corporation be, and they hereby are, authorized and directed, in the name and on behalf of the Corporation, to file the Certificate of Designations in accordance with the provisions of the Delaware General Corporation Law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

Exhibit A to Certificate of

Designations of Avatech Solutions, Inc.

SECOND: That the aforesaid resolutions were duly and validly adopted in accordance with the applicable provisions of Section 151 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation.

THIRD: That the aforesaid designations shall become effective upon the filing of this Certificate with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, said Avatech Solutions, Inc. has caused this Certificate to be executed and attested, this 29th day of July, 2005.

AVATECH SOLUTIONS, INC.

By:	/s/
Donald R. Walsh
Chief Executive Officer

Attest:

/s/
Christopher Olander, Secretary

Exhibit A to Certificate of

Designations of Avatech Solutions, Inc.

1. Designation. The Corporation hereby designates a single series of Preferred Stock, the designation of which shall be “Series E Convertible Preferred Stock,” $0.01 par value per share (hereinafter called the “Series E Convertible Preferred Stock”), and the number of authorized shares constituting the Series E Convertible Preferred Stock shall be one million, nine thousand, two hundred and fifty-five (1,009,255) shares.

2. Certain Definitions.

(a) “Board” shall mean the Board of Directors of the Corporation.

(b) “Common Stock” shall mean the Common Stock, $.01 par value, of the Corporation.

(c) “Corporation” shall mean Avatech Solutions, Inc., a Delaware corporation.

(d) “Liquidity Event” shall mean (i) a sale of all or substantially all of the assets or Common Stock of the Corporation, (ii) a merger or consolidation of the Corporation with any other entity that results in the existing holders of Common Stock (on a fully diluted basis) owning less than 50% of the combined entities (on a fully diluted basis), or (iii) a liquidation, dissolution or winding-up of the Corporation.

(e) “Original Issuance Date” for any share of the Series E Convertible Preferred Stock shall mean the date on which such share of the Series E Convertible Preferred Stock was originally issued.

(f) “Original Series E Issuance Price” shall mean $1,000 per share of Series E Convertible Preferred Stock, as adjusted to reflect any stock splits, stock dividends or other recapitalizations involving the Series E Convertible Preferred Stock.

(g) “Preferred Stock” shall mean any series of preferred stock of the Corporation.

3. Voting. Except as may be otherwise provided in these terms of the Series E Convertible Preferred Stock or by law, the Series E Convertible Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series E Convertible Preferred Stock shall entitle the holder thereof to one vote on each such action per share of Common Stock into which each share of Series E Convertible Preferred Stock is then convertible.

4. Dividends. The holders of the Series E Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, quarterly dividends when, as and if declared by the Board, at the rate of ten percent (10.0%) per annum of the Original Series E Issuance Price from the Original Issuance Date. Such dividends are (i) prior and in preference to any declaration or payment of any dividend or other distribution on Common Stock (other than a dividend payable in shares of Common Stock) or on any other class or series of capital stock ranking junior to the Series E Convertible Preferred Stock with respect to dividends, (ii) pari passu with any other shares of Preferred Stock entitled to participate pari passu with the Series E Convertible Preferred Stock with respect to dividends and (iii) subject to the rights of any series of Preferred Stock that ranks, with respect to dividends, senior to the Series E Convertible Preferred Stock. Except as otherwise provided in Section 7 hereof, such dividends shall accrue on each share of Series E Convertible Preferred Stock on a daily basis from the Original Issuance Date whether or not earned or declared and whether or not there shall be net assets or profits of the Corporation legally available for the payment of such dividends. Such dividends shall be cumulative, so that if such dividends with respect to any previous or current dividend period at the rate provided for herein have not been paid on all shares of Series E Convertible Preferred Stock at the time outstanding, the deficiency shall be fully paid on such shares before any distribution shall be paid on, or declared and set apart for, Common Stock or any other class or series of capital stock ranking junior to the Series E Convertible Preferred Stock with respect to dividends. All accrued but unpaid dividends shall be paid, in cash, at or before any Liquidity Event.

Exhibit A to Certificate of

Designations of Avatech Solutions, Inc.

5. Liquidation.

(a) Except as otherwise provided in Section 7 hereof, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment of the debts and other liabilities and obligations of the Corporation, the holders of Series E Convertible Preferred Stock shall be entitled to receive for each share of Series E Convertible Preferred Stock, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, and subject to the rights of any series of Preferred Stock that ranks, on liquidation, senior to the Series E Convertible Preferred Stock (“Senior Securities”), but pari passu with any other shares of Preferred Stock under the terms of which holders thereof shall be entitled to participate pari passu with the Series E Convertible Preferred Stock upon liquidation, an amount equal to the Original Series E Issuance Price, plus an amount equal to all accumulated but unpaid dividends thereon to and including the date full payment is tendered to the holders of Series E Convertible Preferred Stock (collectively the “Series E Preference Amount”). If upon the occurrence of such event the assets and funds thus distributed among the holders of Series E Convertible Preferred Stock and any other shares of Preferred Stock entitled to participate pari passu with the Series E Convertible Preferred Stock upon liquidation are insufficient to permit the payment to such holders of their full preferential amount described herein, then the entire assets and funds of the Corporation legally available for distribution, after satisfaction of the rights of any Senior Securities, shall be distributed ratably among the holders of the then outstanding Series E Convertible Preferred Stock and any other shares of Preferred Stock entitled to participate pari passu with the Series E Convertible Preferred Stock, upon liquidation, in proportion to the preferential amount that each such holder is otherwise entitled to receive.

(b) For purposes of this Section 5, a liquidation, dissolution or winding up of the Corporation shall include the Corporation’s sale of all or substantially all of its assets. The Corporation shall not consummate any transaction deemed to constitute a liquidation, dissolution or winding up of the affairs of the Corporation under this subsection (b) until the provisions of this Section 5 have been satisfied.

6. Protective Provisions. So long as any shares of Series E Convertible Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series E Convertible Preferred Stock, voting as a single class:

(a) amend the Certificate of Incorporation or the bylaws of the Corporation in any manner that would alter, change or repeal any of the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Series E Convertible Preferred Stock, or

(b) effect any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, including the sale of all or substantially all of its assets.

7. Conversion. The holders of shares of Series E Convertible Preferred Stock shall have right, at the times and in the amounts specified in this Section 7, to convert shares of Series E Convertible Preferred Stock into such whole number of shares of Common Stock as is equal to the number of fully paid and non-assessable shares of Common Stock which results from multiplying the number of shares of Series E Convertible Preferred Stock to be converted by the Conversion Ratio (as hereinafter defined) in effect at the time of conversion:

(a) Optional Conversion. Holders of shares of Series E Convertible Preferred Stock may convert any number, or all, of their shares of Series E Convertible Preferred Stock at any time from and after 120 days following the Original Issuance Date.

(b) Mandatory Conversion. Holders of shares of Series E Convertible Preferred Stock must convert all of their shares of Series E Convertible Preferred Stock upon the Corporation’s common stock being listed on the NASDAQ National Market System, and the Corporation’s common stock closing at or in excess of $2.25 per share for 60 consecutive trading days in such market.

(c) Conversion Mechanics.

(i) In the case of a conversion pursuant to Section 7(b) above, the Corporation shall give the holders of the Series E Convertible Preferred Stock written notice of a Mandatory Conversion, as soon as

Exhibit A to Certificate of

Designations of Avatech Solutions, Inc.

practicable. As soon as practicable after (A) the occurrence of a Mandatory Conversion, or (B) after the Corporation receives written notice of an Optional Conversion, the Corporation shall send written instructions to the holders of the shares of Series E Convertible Preferred Stock being converted (the “Converting Shares”) regarding surrender of certificates representing Converting Shares, and the holders of the Converting Shares shall surrender the certificate(s) evidencing the Converting Shares, which were automatically converted at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of such class of capital stock) at any time during its usual business hours, together with written notice by the holder of the Converting Shares, giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the shares of Common Stock shall be issued and instructions for the delivery thereof (the “Notice of Recipients of Common Stock”). If the person(s) named in the Notice of Recipients of Common Stock are not the same as the names of the registered holder of the Converting Shares, the notice provided by the holder of the Converting Shares to the Corporation shall include a duly executed written instrument or instruments of transfer in a form which is reasonably satisfactory to the Corporation. As soon as practicable after receipt by the Corporation of the Notice of Recipients of Common Stock, together with the certificate(s) evidencing the shares of Series E Convertible Preferred Stock which were automatically converted (and written instruments of transfer, if necessary), the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate(s) evidencing the Common Stock issuable upon such conversion.

(ii) All shares of Series E Convertible Preferred Stock which are converted pursuant to this Section 7 as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including rights, if any, to receive notices and to vote, shall immediately cease and terminate as of the effective date of conversion, (or, in the case of a conversion pursuant to a Liquidating Event, as of the closing of the Liquidating Event); except only that the rights of the holders of Series E Convertible Preferred Stock which are converted pursuant to this Section 7 to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon shall survive the effective date of conversion, or the closing of a Liquidating Event, as applicable.

(iii) Upon any conversion of Series E Convertible Preferred Stock pursuant to this Section 7, no adjustment to the Conversion Price shall be made for any accrued but unpaid dividends on the Series E Convertible Preferred Stock converted or to be converted, which dividends shall be paid in accordance with clause (ii) above.

(iv) Upon the issuance of the Common Stock in accordance with this Section 7, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(d) Conversion Ratio. The “Conversion Ratio” as used in this Section 7 is the Series E Preference Amount divided by the Conversion Price (as defined below) in effect from time to time. The “Conversion Price” per share shall initially be the higher of (a) 115% of the volume-weighted average closing price (“VWAP”) of the Corporation’s Common Stock on the OTC Bulletin Board (or such other trading market on which such Common Stock shall then be traded) for the 10 trading days preceding the date of issuance of the Series E Convertible Preferred Stock, or (b) 115% of the closing price of the Common Stock on the day preceding the date of issuance of the Series E Convertible Preferred Stock, and shall be subject to adjustment as hereinafter provided:

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issuance Date effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, the applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Corporation shall at any time or from time to time after the Original Issuance Date effect a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the applicable Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 7(e) shall become effective at the time the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional

Exhibit A to Certificate of

Designations of Avatech Solutions, Inc.

shares of Common Stock, then and in each such event the applicable Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction;

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or at the close of business on such record date; and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or at the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 7(e) as of the time of actual payment of such dividends or distributions.

(g) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock shall be changed into or exchanged for the same or different number of shares of any class or classes of stock of the Corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares of Common Stock provided for in Section 7(e)), then and in each such event the holder of each share of Series E Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the numbers of shares of Common Stock into which such shares of Series E Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(h) Adjustments to Conversion Price for Certain Diluting Issues.

(i) Special Definitions. For purposes of this Section 7(h), the following definitions shall apply:

(1) “Additional Common Stock” shall mean all Common Stock issued (or, pursuant to Section 7(h)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than Common Stock issued or issuable:

(A) as a dividend or distribution on the Series E Convertible Preferred Stock;

(B) shares of Common Stock issued upon a subdivision or combination of shares of Common Stock as provided in Section 7(e) above or as a dividend as provided in Section 7(f) above or securities issued pursuant to a recapitalization or other event specified in Section 7(g) above;

(C) shares of Common Stock as compensation to employees, consultants, officers or directors of the Corporation pursuant to stock option, restricted stock, or other equity compensation plans or agreements, as approved by the Board;

(D) shares of Common Stock issued or issuable in a registered public offering;

(E) shares of Common Stock or instruments convertible or exercisable into shares of Common Stock issued to a financial institution in connection with a credit facility or other debt financing, as approved by the Board; and

Exhibit A to Certificate of

Designations of Avatech Solutions, Inc.

(F) shares of Common Stock or instruments convertible or exercisable into shares of Common Stock of the Corporation issued in connection with a merger, consolidation, acquisition or similar business combination that has been approved by at least a majority of the then outstanding Series E Convertible Preferred Stock.

(2) “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities, issued after the Original Issue Date, convertible into or exchangeable for Common Stock.

(3) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Common Stock or Convertible Securities.

(ii) Adjustment of Conversion Price Upon Issuance of Additional Common Stock. If the Corporation issues Additional Common Stock before conversion or redemption of the Series E Convertible Preferred Stock (including Additional Common Stock deemed to be issued pursuant to Section 7(h)(iii) below) for a consideration per share less than the Original Series E Issuance Price of any outstanding share of Series E Convertible Preferred Stock in effect on the date of and immediately prior to such issuance, then, in each such event, the Conversion Price of such share then in effect shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and (B) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance plus (2) the number of such Additional Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated as if any Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and all outstanding Options had been exercised.

(iii) Deemed Issuance of Additional Common Stock.

(1) Options and Convertible Securities. If the Corporation, at any time or from time to time after the Original Issuance Date, issues any Options or Convertible Securities, except as described in Section 7(h)(i)(1)(C), or fixes a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the Corporation shall be deemed to have issued Additional Common Stock as of the time of such issuance or, if such a record date has been fixed, as of the close of business on such record date, in the amount and for the consideration per share provided herein.

(A) Number of Additional Shares. The number of shares of Additional Common Stock deemed issued with respect to such Options or Convertible Securities shall be the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options and/or the conversion or exchange of such Convertible Securities.

(B) Consideration Per Share. The consideration per share received by the Corporation for Additional Common Stock deemed to have been issued pursuant to Options and Convertible Securities, shall be determined by dividing: (1) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

Exhibit A to Certificate of

Designations of Avatech Solutions, Inc.

(2) Adjustments. In any such case in which Additional Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon (a) the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or (b) the conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any decrease in the consideration payable to the Corporation, or increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, then the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, then the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(D) if the conversion privilege or similar right represented by any such Convertible Securities shall expire or be cancelled or terminated without having been exercised, the Conversion Price as adjusted upon the original issuance of such Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Common Stock deemed to be issued were the Additional Common Stock, if any, actually issued or sold on the exercise of such conversion or similar right with respect to such Convertible Securities, and such Additional Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation, whether or not converted, for issuing or selling the Convertible Securities; and

(E) no readjustment pursuant to clause 2 above shall have the effect of increasing the Conversion Price above the Conversion Price that would be in effect if such Option or Convertible Securities had not been issued.

(iv) Determination of Consideration. For purposes of this Section 7(h), the consideration received by the Corporation for the issuance of any Additional Common Stock shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; and

(3) if Additional Common Stock is issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation at its expense shall promptly compute such

Exhibit A to Certificate of

Designations of Avatech Solutions, Inc.

adjustment or readjustment in accordance with the terms of this Section 7 and furnish to each holder of Series E Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect for the Series E Convertible Preferred Stock, and (iii) the number of shares of Common Stock and the type and amount, if any, or other property that at the time would be received upon conversion of the Series E Convertible Preferred Stock. Upon the written request of any holder of Series E Convertible Preferred Stock, the Corporation will as soon as reasonably practicable provide to such holder written statement of the Conversion Price at the time in effect for the Series E Convertible Preferred Stock and the number of shares of Common Stock which at the time would be received upon conversion of the Series E Convertible Preferred Stock.

(j) Payment of Taxes. The Corporation will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Series E Convertible Preferred Stock) that may be imposed in respect to the issue or delivery of shares of Common Stock upon conversion of the shares of Series E Convertible Preferred Stock.

(k) Minimum Adjustment. No adjustment of the Conversion Price shall be made in an amount less than $.01 per share; provided, however, that any adjustments which are not required to be made as a result of the operation of this subsection shall be carried forward and shall be taken into account in any subsequent adjustment.

8. Reissue of Shares. Shares of Series E Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall not be cancelled, retired or eliminated from the shares which the Corporation is authorized to issue, and may be reissued as shares of Series E Convertible Preferred Stock or redesignated as part of another series of preferred stock

9. Exchange for Other Preferred Stock. If the Corporation issues shares of another series of Preferred Stock containing (a) a higher preference for dividends or (b) a lower Conversion Price than the Series E Convertible Preferred Stock, a holder of shares of Series E Convertible Preferred Stock may exchange all, but not less than all, of his shares for the number of shares of such new Preferred Stock that equal the largest whole number equal to or less than the total amount paid by the holder for his Series E Convertible Preferred Stock divided by the purchase price per share of such new Preferred Stock. In order to exercise this right of exchange, the Purchaser must notify the Corporation in writing of his intent and must sign any agreement the Corporation reasonably requires to effect the exchange, including, but not limited to, any agreement relating to the registration of such stock with the SEC or any State.

10. Redemption. The Corporation shall redeem any outstanding shares of Series E Convertible Preferred concurrently with, or as soon as practicable after, the Corporation is merged with or consolidated into another corporation (“Business Combination”), provided that all of the following conditions are satisfied: (a) the Corporation’s Board of Directors has approved the Business Combination and, if required by Delaware law, has submitted the Business Combination to a vote of the Corporation’s shareholders, and the shareholders have approved the Business Combination, and (b) at the meeting at which the Corporation’s Board of Directors has approved the Business Combination, any director who holds, directly or indirectly, any shares of the Series E Convertible Preferred Stock shall not vote on the proposed Business Combination.

11. Notices. Unless otherwise specified, any notice required by the provisions of these designations shall be deemed given upon the earlier of the following events: (a) personal delivery to the party to be notified, (b) facsimile transmission to the party to be notified (with written or facsimile confirmation of receipt), (c) delivery by an overnight express courier service to the party to be notified (delivery, postage or freight charges prepaid), or (d) on the third business day following deposit in the United States Post Office (if sent by registered or certified mail, return receipt requested, with delivery, postage or freight charges prepaid), addressed in the case of notice to the holders of record of Series E Convertible Preferred Stock to each holder at such holder’s address appearing on the books of the Corporation and in the case of notice to the Corporation to the President at the principal executive offices of the Corporation.

Exhibit A to Certificate of

Designations of Avatech Solutions, Inc.

12. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series E Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this designation (as such designation may be amended from time to time) and in the Certificate of Incorporation of the Corporation.

13. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

14. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series E Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this designation (as such designation may be amended from time to time) is held invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series E Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this designation (as so amended) that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series E Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series E Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional, or other special rights of Series E Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.